Underlying Supplement no. 3 To prospectus dated April 2, 2009 and prospectus supplement dated April 9, 2009	Registration Statement No. 333-158385 Dated October 22, 2010 Rule 424(b)(2)

HSBC USA Inc. Notes Linked to a Reference Asset
General

HSBC USA Inc. may from time to time may offer and sell certain unsecured debt obligations (the “notes”), linked to a Reference Asset.  The “Reference Asset” is the underlying measure by which we will determine the amount payable on the notes, if any, and may be based on price movements in, performance of, or other events, relating to one or more particular indices, securities, currencies, interest rates, consumer prices, or commodities or commodity futures, or baskets comprised of any of those instruments or measures, or other instruments or measures, including the occurrence or nonoccurrence of any event or circumstance, or a combination thereof.  This underlying supplement describes notes linked to a Reference Asset that is an equity index, a basket of equity indices or a basket of instruments or measures that includes an equity index as one of its components.  We refer to any instrument or measure that comprises a basket as a “basket component,” and collectively as the “basket components.”  The applicable free writing prospectus or pricing supplement will specify the Reference Asset to which your notes are linked as well as specific terms of the notes.

Notwithstanding anything to the contrary set forth in the related prospectus supplement dated April 9, 2009 and the related base prospectus dated April 2, 2009, this prospectus supplement, which we refer to as an “underlying supplement” describes some of the potential equity indices to which the return on the notes may be linked, as well as related matters concerning additional terms of the notes and the relationship, if any, between HSBC USA Inc. and the sponsor or publisher of each such index.

You should read the applicable free writing prospectus or pricing supplement, this underlying supplement, the applicable product supplement, if any, the related prospectus supplement dated April 9, 2009 and the related base prospectus dated April 2, 2009 carefully before you invest in a particular issuance of the notes.  If the terms described in the applicable free writing prospectus or pricing supplement are different or inconsistent with those described herein, the terms described in the applicable free writing prospectus or pricing supplement will govern the applicable notes.  If the terms described in the applicable product supplement, if any, the prospectus supplement or base prospectus are different or inconsistent with those described in this underlying supplement, the terms described herein will govern the applicable notes.

The descriptions of indices in this underlying supplement only apply to select equity indices to which notes possibly may be linked.  We do not guarantee that we will offer notes linked to any of the indices described herein.  In addition, we may offer notes linked to one or more equity indices that are not described herein.  In such an event, we will describe such additional equity index or indices in the applicable free writing prospectus or pricing supplement, another underlying supplement or in the applicable product supplement, if any.

This underlying supplement no. 3 describes the following indices:

•    the S&P 500® Index;
•    the Russell 2000® Index;
•    the Dow Jones Industrial AverageSM;
•    the Hang Seng China Enterprises Index®;
•    the Hang Seng® Index;
•    the Korea Stock Price Index 200;
•    the MSCI Singapore IndexSM;
•    the MSCI Taiwan IndexSM;
•    the EURO STOXX 50® Index;

•    the PHLX Housing SectorSM Index;
•    the TOPIX® Index;
•    the NASDAQ-100 Index®;
•    the S&P BRIC 40 Index;
•    the Nikkei 225 Index;
•    the FTSE™ 100 Index;
•    the MSCI EAFE® Index; and
•    the MSCI Emerging Markets Index.

An investment in the notes involves certain risks.  You should refer to “Risk Factors” beginning on page US3-1 of this document, in the applicable product supplement, if any, and page S-3 of the prospectus supplement for risks related to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the prospectus, prospectus supplement or any free writing prospectus or pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of any bank, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC.

TABLE OF CONTENTS

Page
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44

In making your investment decision, you should rely only on the information contained or incorporated by reference in the applicable free writing prospectus or pricing supplement relevant to your investment.  The information in the relevant free writing prospectus or pricing supplement and any related underlying supplement including this underlying supplement no. 3 may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant free writing prospectus or pricing supplement and this underlying supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes.  The relevant free writing prospectus or pricing supplement, any related product supplement or underlying supplement including this underlying supplement no. 3 and the accompanying prospectus supplement and base prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement, “HSBC,” “we,” “us” and “our” refer to HSBC USA Inc., unless the context requires otherwise.

Neither HSBC or the calculation agent, nor any of our or its affiliates, accepts any responsibility for the calculation, maintenance or publication of the indices described herein or any successor indices.

RISK FACTORS

Your investment in the notes will involve certain risks.  We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement dated April 9, 2009, in the relevant free writing prospectus or pricing supplement and in the relevant product supplement, if any, in addition to the following risk factors relevant to your notes.  Investing in the notes is not equivalent to investing directly in any of the stocks or other securities comprising the relevant index.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this underlying supplement, any other relevant underlying supplement or product supplement, and the accompanying prospectus supplement and prospectus.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.  You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks relating to the Reference Asset

If the Reference Asset is or includes the Russell 2000® Index:

•
THERE ARE RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

If the Reference Asset is or includes the Hang Seng China Enterprises Index®, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore IndexSM, the MSCI Taiwan IndexSM, the EURO STOXX 50® Index, the TOPIX® Index, the S&P BRIC 40 Index, the Nikkei 225 Index, the FTSE™ 100 Index, the MSCI EAFE® Index or the MSCI Emerging Markets Index:

•
SECURITIES PRICES GENERALLY ARE SUBJECT TO POLITICAL, ECONOMIC, FINANCIAL AND SOCIAL FACTORS THAT APPLY TO THE MARKETS IN WHICH THEY TRADE AND, TO A LESSER EXTENT, FOREIGN MARKETS — Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries.  These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates.  In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  The risks of the economies of emerging market countries are relevant for notes where the securities comprising or held by the Reference Asset or any basket component are based traded in one or more emerging market countries.

 The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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If the Reference Asset is or includes the EURO STOXX 50® Index, the Hang Seng China Enterprises Index®, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore IndexSM, the MSCI Taiwan IndexSM, the TOPIX® Index, the Nikkei 225 Index or the FTSE™ 100 Index:

•
THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities composing the relevant index are traded in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, such index and the amount payable on the notes at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing such index are denominated.  Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the value of such index, and therefore the notes.  The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant free writing prospectus or pricing supplement.

If the Reference Asset is or includes the S&P BRIC 40 Index, the MSCI EAFE® Index or the MSCI Emerging Markets Index:

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Unless otherwise specified in the relevant free writing prospectus or pricing supplement, the prices of the component securities that compose the relevant index are converted into U.S. dollars for purposes of calculating the value of such index, and your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of such index trade.  Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in such index denominated in each such currency.  If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of such index will be adversely affected and, depending on the terms of your notes, the payment at maturity, if any, may be reduced.

Of particular importance to potential currency exchange risk are:

•	the volatility of the exchange rate between the U.S. dollar and relevant currencies in which the stocks or other securities that make up the relevant index are denominated;

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the relative countries and between each country and its major trading partners; and

•	the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

If the Reference Asset is or includes the PHLX Housing SectorSM Index:

•
THERE ARE RISKS ASSOCIATED WITH THE U.S. HOUSING CONSTRUCTION MARKET WILL AFFECT THE VALUE OF THE NOTES — The U.S. housing construction market is significantly affected by national and international factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, any of which could affect the ability of the companies the stocks of which are included in the PHLX Housing SectorSM Index to conduct their businesses profitably.  The U.S. housing construction market is cyclical and has from time to time experienced significant difficulties.  The prices of the stocks or other securities included in the PHLX Housing SectorSM Index and, in turn, the level of the PHLX Housing SectorSM Index, will be affected by a number of factors that may either offset or magnify each other, including:

•	a decline in the value of real estate;

•	employment levels and job growth;

•	the availability of financing for home buyers;

•	interest rates;

•	consumer confidence;

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•	housing demand;

•	the availability of suitable undeveloped land;

•	raw material and labor shortages and price fluctuations;

•	federal, state and local laws and regulations concerning the development of land, homebuilding, home sales, consumer financing and environmental protection;

•	competition among companies which engage in the homebuilding business; and

•	the supply of homes and other housing alternatives.

In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business.  In addition, geopolitical events, such as the outbreak or aftermath of war, and related market disruptions could also have a significant impact on the U.S. housing construction market.

The difficulties described above could affect the U.S. housing industry generally or regionally and could cause the price of the stocks or other securities included in the PHLX Housing SectorSM Index, and thus the level of the PHLX Housing SectorSM Index, to decline or remain flat during the term of the notes.

•
THERE WILL BE NO DIRECT CORRELATION BETWEEN THE VALUE OF THE NOTES OR THE LEVEL OF THE PHLX HOUSING SECTORSM INDEX AND RESIDENTIAL HOUSING PRICES — There is no direct linkage between the level of the PHLX Housing SectorSM Index and residential housing prices in specific regions or residential housing prices in general.  While residential housing prices may be one factor that could affect the prices of the stocks or other securities included in the PHLX Housing SectorSM Index, and consequently the level of the PHLX Housing SectorSM Index, neither the level of the PHLX Housing SectorSM Index nor the notes are directly linked to movements of residential housing prices and may be affected by factors unrelated to such movements.

If the Reference Asset is or includes the Hang Seng® Index, the Hang Seng China Enterprises Index®, the Korea Stock Price Index 200, the MSCI Taiwan IndexSM, the S&P BRIC 40 Index or the MSCI Emerging Markets Index:

•
THERE ARE RISKS ASSOCIATED WITH EMERGING MARKETS — An investment in the notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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THE S&P 500® INDEX

The disclosure relating to the S&P 500® Index contained on pages US3-4 through US3-7 relates only to the offering of notes linked to a Reference Asset that is or includes the S&P 500® Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the S&P 500® Index or any of the stocks or other securities comprising the S&P 500® Index.  All disclosures contained in this underlying supplement regarding the S&P 500® Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the S&P 500® Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the S&P 500® Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

We have derived all information relating to the S&P 500® Index (the “SPX”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services llc (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The Index is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market.  S&P may from time to time in its sole discretion, add companies to or delete companies from, the SPX to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main industry groups comprise the SPX:  Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services.  Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The Index does not reflect the payment of dividends on the stocks included in the SPX and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the Stated Maturity Date.

Computation of the SPX

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the SPX to float adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the SPX was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the SPX (i.e., its Market Value).  Currently, S&P calculates the SPX based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the SPX is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

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However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”).  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this underwriting supplement, the SPX is also calculated using a base-weighted aggregate methodology:  the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43.  The daily calculation of the SPX is computed by dividing the Market Value of the SPX component stocks by a Divisor, which is adjusted from time to time as discussed below.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index.  While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions.  Therefore, the actual number used in the SPX is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.  Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base period of 1941-43 with the level of the SPX as of the base period set at 10.  Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX also require a Divisor adjustment.  By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant.  This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the SPX.  As noted in the preceding  paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the SPX, no company removed from the SPX.	No

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Type of Corporate Action	Comments	Divisor Adjustment

Spin-off	Spun-off company added to the SPX, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the SPX Divisor is adjusted accordingly.  In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible.  Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis.  Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually.  In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement with S&P:

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general stock market performance.  S&P’s and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the SPX which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the notes.  S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the notes into consideration in determining, composing or calculating the SPX.  Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the

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equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.

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THE RUSSELL 2000® INDEX

The disclosure relating to the Russell 2000® Index contained on pages US3-8 through US3-10 relates only to the offering of notes linked to a Reference Asset that is or includes the Russell 2000® Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the Russell 2000® Index or any of the stocks or other securities comprising the Russell 2000® Index.  All disclosures contained in this underlying supplement regarding the Russell 2000® Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Russell 2000® Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the Russell 2000® Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The Russell 2000® Index

We have derived all information relating to the Russell 2000® Index (the “RTY”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY

RTY is an index calculated, published, and disseminated by the Russell Investment Group (“Russell”), and measures the composite price performance of stocks of 2,000 companies determined by Russell to be part of the U.S. equity market.  All 2,000 stocks are traded on a major U.S. exchange, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, redeemable shares, warrants, participating preferred stock, trust receipts, rights, pink sheets, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

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Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

 The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day’s closing prices.

When acquisitions or mergers take place within RTY, the stock’s capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

Additions for Spin-Offs – Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry’s average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end:  (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

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License Agreement with Russell Investment Group

The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”).  Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities, generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based.  Russell’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to the HSBC USA Inc. or the notes.  Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the notes.  Russell has no obligation or liability in connection with the administration, marketing or trading of the notes:

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO THE OBTAINED BY HSBC USA INC., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell 2000® Index is a trademark of Frank Russell Company and has been licensed for use by HSBC USA Inc.  The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the notes.

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THE DOW JONES INDUSTRIAL AVERAGESM

The disclosure relating to the Dow Jones Industrial AverageSM contained on pages US3-11 through US3-12 relates only to the offering of notes linked to a Reference Asset that is or includes the Dow Jones Industrial AverageSM.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the Dow Jones Industrial AverageSM or any of the stocks or other securities comprising the Dow Jones Industrial AverageSM.  All disclosures contained in this underlying supplement regarding the Dow Jones Industrial AverageSM, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Dow Jones Industrial AverageSM or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the Dow Jones Industrial AverageSM.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The Dow Jones Industrial AverageSM

We have derived all information relating to the Dow Jones Industrial AverageSM (the “DJIA”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  That information reflects the policies of and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”).  Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of the DJIA at any time.

On March 18, 2010, CME Group Inc. and Dow Jones announced the launch of a new joint venture company, CME Group Index Services llc (“CME Group”).  CME Group Inc. has a 90% ownership interest and Dow Jones has a 10% ownership interest in CME Group, which continues to do business as Dow Jones Indexes and includes the Dow Jones Industrial Average.

Dow Jones publishes the DJIA

The DJIA is a price-weighted index of 30 blue-chip stocks that represent nine economic sectors.

According to Dow Jones, the composition of the DJIA is determined by the Averages Committee, comprised of the managing editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group Inc. research.  There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their respective industries.  In selecting a company’s stock to be included in the DJIA, the editors look for a leading industrial company with a successful history of growth and a wide interest among investors.  The inclusion of any particular company in the DJIA does not constitute a prediction as to the company’s future results of operations or stock market performance.  For the sake of continuity, changes to the composition of the DJIA are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component’s core business.  When such an event necessitates that one component be replaced, the entire DJIA is reviewed by the editors of The Wall Street Journal.  As a result, multiple component changes are often implemented simultaneously.

The DJIA does not reflect the payment of dividends on the stocks included in the DJIA.

Computation of the DJIA

The DJIA is a price-weighted index rather than market capitalization-weighted index.  In essence, the DJIA consists of one share of each of the 30 stocks included in the DJIA.  Thus, the weightings of the components of the DJIA are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The DJIA is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor.  The divisor is adjusted to ensure the continuity of the DJIA.  The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the DJIA.  Accordingly, the divisor is no longer equal to the number of components in the DJIA.

The formula for calculating a divisor change is as follows:

D t+1 =D t * Σ C a t / Σ C t
Where:
Dt+1 is the divisor to be effective on trading session t+1
Dt is the divisor on trading session t

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Ca t is the components’ adjusted closing prices for stock dividends, splits, spin-offs and other applicable corporate actions on trading session t
Ct is the components’ closing prices on trading session t

While Dow Jones currently employs the above methodology to calculate the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the performance of the DJIA.

License Agreement with Dow Jones

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to HSBC or to one of its affiliates, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with certain securities and certificates of deposit, including the securities.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones.  Dow Jones makes no representation or warranty, express or implied, to the holders of the securities  or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial AverageSM to track general stock market performance.  Dow Jones’s only relationship to HSBC (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of Dow Jones and of the Dow Jones Industrial AverageSM which is determined, composed and calculated by Dow Jones  without regard to HSBC or the securities.  Dow Jones has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM.  Dow Jones is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the securities.

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THE HANG SENG CHINA ENTERPRISES INDEX®

The disclosure relating to the Hang Seng China Enterprises Index® contained on pages US3-15 through US3-16 relates only to the offering of notes linked to a Reference Asset that is or includes the Hang Seng China Enterprises Index®.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the Hang Seng China Enterprises Index® or any of the stocks or other securities comprising the Hang Seng China Enterprises Index®.  All disclosures contained in this underlying supplement regarding the Hang Seng China Enterprises Index®, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Hang Seng China Enterprises Index® or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the Hang Seng China Enterprises Index®.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The Hang Seng China Enterprises Index®

We have derived all information contained in this underlying supplement regarding the Hang Seng China Enterprises Index® (the “HSCEI”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank.  We make no representation or warranty as to the accuracy or completeness of such information.  The HSCEI is calculated, maintained and published by HSIL.  HSIL has no obligation to continue to publish, and may discontinue publication of, the HSCEI.

HSIL publishes the HSCEI

The HSCEI is compiled, published and managed by HSIL, a wholly-owned subsidiary of the Hang Seng Bank.  HSCEI is a free float-adjusted market capitalization weighted index.  Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises (“H-share companies”).  The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

The HSCEI is reviewed quarterly.

Only companies with a primary listing on the main board of the stock exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSCEI.  A component stock is selected or removed from the H-Shares Index in the quarterly review process based on the following selection criteria:

•	Listing history requirement. Stocks should be listed for at least one month prior to the review cut-off date.

•
Turnover screening.  Stocks must have 0.1% turnover velocity for at least 10 out of the latest 12 months to maintain their inclusion or to be newly included in the H-Shares Index.  New entrants must also have 0.1% turnover velocity in each of the latest three months.  Turnover velocity for a given month is calculated as the median of shares traded daily over that month divided by the total free float-adjusted issued shares at month end.

•
Ranking by combined market capitalization.  Of the stocks satisfying the listing history requirement and turnover screening test, the 40 eligible stocks with the highest combined market capitalization will be selected as constituents of the H-Shares Index.  Combined market capitalization is calculated for each stock by adding 50% of full market capitalization to 50% of free float-adjusted market capitalization.

Calculation methodology.  The H-Shares Index is calculated using a free float-adjusted market capitalization weighting.  Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5% of shares are excluded for index calculation:

•	Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-freefloat unless otherwise proved);

•	Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•	Corporate cross holdings (publicly traded companies or private firms / institutions); and

•	Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement.

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A free float-adjusted factor, representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% where the free float is below 10% and otherwise rounded up to the nearest 5% for the calculation of the H-Shares Index and is updated quarterly.

A cap of 10% on individual stock weightings is applied and a cap factor calculated quarterly to ensure no individual constituent is weighted in excess of the cap on a given index capping date.

License Agreement with Hang Seng Indexes Company Limited

HSBC or one of its affiliates has entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby HSBC or one of its affiliates, in exchange for a fee, is permitted to use the Hang Seng Index in connection with certain securities, including the notes.

The Hang Seng China Enterprises Index® (the “Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name Hang Seng China Enterprises Index® are proprietary to Hang Seng Data Services Limited.  HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index(es) by HSBC USA Inc. in connection with the notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED.  The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY HSBC USA INC. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product.  Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HIS Services Limited and Hang Seng Data Services Limited.  For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HIS Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

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THE HANG SENG® INDEX

The disclosure relating to the Hang Seng® Index contained on pages US3-13 through US3-14 relates only to the offering of notes linked to a Reference Asset that is or includes the Hang Seng® Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the Hang Seng® Index or any of the stocks or other securities comprising the Hang Seng® Index.  All disclosures contained in this underlying supplement regarding the Hang Seng® Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Hang Seng® Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the Hang Seng® Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The Hang Seng® Index

We have derived all information contained in this pricing supplement regarding the Hang Seng® Index (the “HSI”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank.  We make no representation or warranty as to the accuracy or completeness of such information.  The HSI is calculated, maintained and published by HSIL.  HSIL has no obligation to continue to publish, and may discontinue publication of, the HSI.

HSIL  publishes the HSI

The HSI is calculated, maintained and published by HSIL and was first developed, calculated and published on November 24, 1969.  The HSI is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited (the “SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market.

Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the HSI.  Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the HSI when they meet any one of the following conditions:  (1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the SEHK; (2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the company; or (3) for new H-share initial public offerings, the company has no unlisted share capital.  For any H-share company included in the HSI, only the H-share portion of the share capital of the company will be used for index calculation, subject to free float adjustment.  H-shares are shares of mainland China companies listed on the SEHK.

To be eligible for selection, a company:  (1) must be among those that constitute the top 90% of the total market capitalization of all primary listed shares on the SEHK (market capitalization is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months.  From the many eligible candidates, final selections are based on the following:  (1) the market capitalization and turnover rankings of the companies; (2) the representation of the sub-sectors within the HIS directly reflecting that of the market; and (3) the financial performance of the companies.

Calculation of the HSI

The calculation methodology of the HIS is a free float-adjusted market capitalization weighting.  Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for index calculation:

•           Strategic holdings.  Shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;

•           Directors’ holdings.  Shares held by directors who individually control more than 5% of the shareholdings;

•           Cross-holdings.  Shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

•           Lock-up shares.  Shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the Hang Seng Index and is updated half-yearly.

A cap of 15% on individual stock weightings is applied.  A cap factor is calculated half-yearly to coincide with the regular update of the free float-adjusted factor.  Additional re-capping is performed upon constituent changes.

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License Agreement with Hang Seng Indexes Company Limited

HSBC or one of its affiliates has entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby HSBC or one of its affiliates, in exchange for a fee, is permitted to use the Hang Seng Index in connection with certain securities, including the notes.  HSBC is not affiliated with Hang Seng Indexes Company Limited; the only relationship between Hang Seng Indexes Company Limited and HSBC is any licensing of the use of Hang Seng Indexes Company Limited’s indices and trademarks related to them.

The Hang Seng Index® (the “Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name Hang Seng China Enterprises Index® are proprietary to Hang Seng Data Services Limited.  HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index(es) by HSBC USA Inc. in connection with the notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED.  The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY HSBC USA INC. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product.  Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HIS Services Limited and Hang Seng Data Services Limited.  For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HIS Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

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THE KOREA STOCK PRICE INDEX 200

The disclosure relating to the Korea Stock Price Index 200 contained on pages US3-17 through US3-19 relates only to the offering of notes linked to a Reference Asset that is or includes the Korea Stock Price Index 200.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the Korea Stock Price Index 200 or any of the stocks or other securities comprising the Korea Stock Price Index 200.  All disclosures contained in this underlying supplement regarding the Korea Stock Price Index 200, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Korea Stock Price Index 200 or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the Korea Stock Price Index 200.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The Korea Stock Price Index 200

The Korea Stock Price Index 200 (the “KOSPI2”) is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Exchange (“KSE”).  The constituent stocks are selected on the basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups.

Selection Criteria

All common stocks listed on the KSE as of the periodic realignment date will be included in the selection process, except for the stocks which fall into one of the following categories:

•	stocks initially listed or relisted after May 1 of the year preceding the year of a regular realignment review date (as described below), subject to certain exceptions;

•	stocks issued by securities investment companies;

•	stocks designated as administrative issues;

•	stocks issued during a liquidation sale; and

•	stocks otherwise deemed unsuitable to be constituents of the index.

However, if the market capitalization of any newly issued stock of a company that belongs to one of the industry sectors indicated below exceeds 1% of the total market capitalization of the KRX, the stock will be included in the KOSPI 200 universe even if one year has not elapsed since listing.

The companies listed on the KOSPI2 are classified into the following industry groups:  (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v) electricity and gas, (vi) services, (vii) post and communication and (viii) finance.  The constituents of the KOSPI2 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster.  The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

•
Selection is made in descending order of market capitalization, from large to small, in the same industry group, while ensuring the accumulated market capitalization of the concerned industry group is within 70% of that of all industry groups.

•
Notwithstanding the above, the stocks whose ranking of trading volume in descending order is below 85% of the stocks included in deliberation within the same industry group are excluded.  In such case, the excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

The constituents from the manufacturing industry cluster are selected in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of the stocks included in the process within the same industry group.

Notwithstanding anything above, if a stock whose market capitalization is within the top 50 in terms of market capitalization, such stock may be included in the constituents of the KOSPI2, by taking into consideration the influence that the industry group has on the KOSPI2, as well as the liquidity of the concerned stock.

KOSPI2 Calculation

The KOSPI2 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100.  The base date of the KOSPI2 is January 3, 1990 with a base index of 100.  Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

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If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date.  Share prices refer to the market price established during the regular trading session.  If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

Free float adjustments

As of December 14, 2007, the calculation of the KOSPI 200 has been based on a fully implemented free float methodology.  Under the free float methodology, the following shareholdings are viewed as “non-free” and excluded for calculation:

•	shares owned by the government when the holding is greater than or equal to 5% of total shares;

•	shares owned by the largest shareholders and affiliated persons;

•	shares owned by employees (i.e., through the employees’ stock ownership plan);

•	treasury stocks; and

•	shares construed as non-free float by KRX.

Stock Revision

The constituents of the KOSPI2 are realigned once a year while observing each of the following:

•	An existing constituent will not be removed if the ranking of the market capitalization of such stock is within 100/110 of the ranking of the KOSPI2 constituents of the same industry group;

•
In order to be included in the constituents of the KOSPI2, the ranking of the market capitalization of a stock must be within 90/100 of the ranking of the KOSPI2 constituents of the same industry group;

•
If the ranking of the market capitalization of an existing constituent falls below 100/110 of the ranking of the KOSPI2 constituents of the same industry group, but there is no stock satisfying the requirement specified in the preceding clause, the existing constituent will not be removed; and

•
When removing the existing constituents, a constituent whose ranking of market capitalization within the same industry group is the lowest will be removed first.  The periodic realignment date is the trading day following the last trading day of June contracts in the KOSPI2 index futures and index options.  With respect to any component security in the KOSPI2, if any of the following events occur, such component security shall be removed from the KOSPI2 and the removal date is as follows:

•	Delisting: the trading day following the delisting date;

•	Designation as administrative issue: the designation date;

•	Merger: the day of trading halt; and

•
It is determined that the stock is unsuitable as a component security of the KOSPI2:  the trading day following the day of such determination, which is the last trading day of the nearest month contracts of both the index futures and index options, after the date of such decision.

When realigning the component securities of the KOSPI2, the replacement stocks are chosen from the replacement list in accordance with the rank order.  In the case of an industry group that has no stock listed on the replacement list, a replacement stock is chosen from the replacement list of manufacturing industry cluster.

The Korea Exchange

The KSE’s predecessor, the Daehan Stock Exchange, was established in 1956.  The KSE is a typical order-driven market, where buy and sell orders compete for best prices.  The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms.  Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities.  The opening and closing prices, however, are determined by call auctions; at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed.  The KSE uses electronic trading procedures, from order placement to trade confirmation.  The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays.  Investors can submit their orders from 8:00 a.m., one hour before the market opening.  Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices.  After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing).

Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading.  During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at the previous day’s respective closing prices.  After-hours

US3-18

sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions.  The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by “fake” orders placed with an intention of misleading other investors.  In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5% or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes.  The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time.  The KSE makes public the indicative prices during the opening (or closing) call trading sessions.  Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day.  In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock.  In such cases, the KSE requests the company concerned to make a disclosure regarding the matter.  Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.  The KSE introduced circuit breakers in December 1998.  The trading in the equity markets is halted for 20 minutes when the KOSPI2 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer.  The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

License Agreement with the Korea Exchange

HSBC or one of its affiliates has entered into a non-exclusive license agreement with KSE, whereby HSBC or one of its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the KOSPI2, which is owned and published by KSE, in connection with certain products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by the KSE.  KSE not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the notes.  KSE makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the KOSPI2 to track general stock market performance.  KSE has no relationship to HSBC other than the licensing of the KOSPI2 and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by KSE without regard to HSBC or the notes.  KSE has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the KOSPI2.  KSE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  KSE has no liability in connection with the administration, marketing or trading of the notes.

KSE is under no obligation to continue the calculation and dissemination of the KOSPI2 and the method by which the KOSPI2 is calculated and the name “KOSPI 200 Index” or “KOSPI2” may be changed at the discretion of KSE.  No inference should be drawn from the information contained in this pricing supplement that KSE makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the KOSPI2 to track general stock market performance.  KSE has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the KOSPI2.  KSE is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the notes or in the determination or calculation of the equation by which the notes are to be settled in cash.  KSE has no obligation or liability in connection with the administration, marketing or trading of the notes.  The use of and reference to the KOSPI2 in connection with the notes have been consented to by KSE.

KSE disclaims all responsibility for any inaccuracies in the data on which the KOSPI2 is based, or any mistakes or errors or omissions in the calculation or dissemination of the KOSPI2.

The Korea Stock Price Index 200 is a service mark of the Korea Exchange licensed for use by HSBC USA Inc.

US3-19

MSCI INDICES

The disclosure relating to the MSCI Indices contained on pages US3-20 through US3-23 relates only to the offering of notes linked to a Reference Asset that is or includes the MSCI Indices.

We may offer notes linked to one or more indices that are part of the “MSCI Global Investable Market Indices” calculated and maintained by MSCI, Inc. (“MSCI”) (the “MSCI Indices”), including the MSCI Singapore Index, the MSCI Taiwan Index, the MSCI EAFE Index and the MSCI Emerging Markets Index (the “MSCI EM Index”).

The MSCI Indices were founded in 1969 by Capital International as the first international performance benchmarks constructed to facilitate accurate comparison of world markets.  Morgan Stanley acquired the rights to license the MSCI Indices in 1986.  In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation of which Morgan Stanley is the controlling shareholder.  In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, performance measurement and attribution systems and services to managers of portfolio and firm-wide investment risk and merged this with MSCI.  The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

All information regarding the MSCI Indices contained in this underlying supplement reflects the policies of, and is subject to change by, MSCI.

Description of the indices

MSCI Singapore Index

The MSCI Singapore Index offers a representation of the Singaporean market by targeting all companies with a market capitalization within the top 85% of the Singaporean investable equity universe, subject to a global minimum size requirement.  It is based on the Global Investable Market Indices methodology.  The MSCI Singapore Free Price Index in SGD is reported by Bloomberg under the ticker symbol “MXSG <Index>”, and the MSCI Singapore Free USD Index is reported by Bloomberg under the ticker symbol “NDDUSGF <Index>”.

MSCI Taiwan Index

The MSCI Taiwan Index offers a representation of the Taiwanese market by targeting all companies with a market capitalization within the top 85% of the Taiwanese investable equity universe, subject to a global minimum size requirement.  It is based on the Global Investable Market Indices methodology.  The MSCI Taiwan Price Index in TWD is reported by Bloomberg under the ticker symbol “MXTW <Index>”, and the MSCI EM Net Taiwan USD is reported by Bloomberg under the ticker symbol “NDEUSTW <Index>”.

MSCI EAFE Index

The MSCI EAFE Index offers a representation of developed markets (Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and United Kingdom) by targeting all companies with a market capitalization within the top 85% of their investable equity universe, subject to a global minimum size requirement (each, an “MSCI EAFE Constituent Country Index”).  It is based on the Global Investable Market Indices methodology.

The MSCI EAFE Price Index in USD is reported by Bloomberg under the ticker symbol “MXEA<Index>”, and the MSCI Net EAFE USD is reported by Bloomberg under the ticker symbol “NDDUEAFE<Index>”.

MSCI EM Index

The MSCI EM Index offers a representation of emerging markets (Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey) by targeting all companies with a market capitalization within the top 85% of their investable equity universe, subject to a global minimum size requirement (each, an “MSCI EM Constituent Country Index”).  It is based on the Global Investable Market Indices methodology.

The MSCI EM Price Index in USD is reported by Bloomberg under the ticker symbol “MXEF<Index>”, and the MSCI Daily TR Net Emerging Mkts USD Index is reported by Bloomberg under the ticker symbol “NDUEEGF<Index>”.

The Country Indices

The MSCI Singapore Index, MSCI Taiwan Index, each MSCI EAFE Constituent Country Index and each MSCI EM Constituent Country Index are referred to individually as a “Country Index” and collectively as the “Country Indices”.  Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index”.

US3-20

The components of each Country Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investability criteria. Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investability adjustments.  MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the indices

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance of the equity securities in that country (such equity securities are referred to individually as an “Index Component” and collectively as “Index Components”).  Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

MSCI’s “price indices” measure market performance, including price performance, whereas MSCI’s “total return indices” measure market performance, including price performance, as well as income from dividend payments.

Each Index Component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components in that Country Index.

Calculation of the MSCI EA FE Index and MSCI EM Index

The performance of the MSCI EAFE Index on any given day represents the weighted performance of all of the Index Components included in all of the MSCI EAFE Constituent Country Indices.  Each Index Component in the MSCI EAFE Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (L e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components included in all of the MSCI EAFE Constituent Country Indices.

Similarly, the performance of the MSCI EM Index on any given day represents the weighted performance of all of the Index Components included in all of the MSCI EM Constituent Country Indices.  Each Index Component in the MSCI EM Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (L e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components included in all of the MSCI EM Constituent Country Indices.

Maintenance of and changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments.  In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and

•
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time.  MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

US3-21

Prices and exchange rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such.  MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time.  MSCI uses WM / Reuters rates for all developed and emerging markets.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day.  In such circumstances, an announcement would be sent to clients with the related information.  If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

License Agreement

HSBC or one of its affiliates has entered into a non-exclusive license agreement with MSCI whereby HSBC and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the notes.  We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX.  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OR THE NOTES.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NEITHER

US3-22

MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OF IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS FO THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

US3-23

THE EURO STOXX 50® INDEX

The disclosure relating to the EURO STOXX 50® Index contained on pages US3-24 through US3-25 relates only to the offering of notes linked to a Reference Asset that is or includes the EURO STOXX 50® Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the EURO STOXX 50® Index or any of the stocks or other securities comprising the EURO STOXX 50® Index.  All disclosures contained in this underlying supplement regarding the EURO STOXX 50® Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the EURO STOXX 50® Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the EURO STOXX 50® Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The EURO STOXX 50® Index

We have derived all information contained in this underlying supplement regarding the EURO STOXX 50® Index (the “SX5E”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of and is subject to change by, STOXX Limited.  STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SX5E at any time.

STOXX Limited Publishes the SX5E.

The SX5E was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.  The SX5E is reported daily on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement.

SX5E Composition and Maintenance

The SX5E is composed of 50 stocks from Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices.  The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors:  automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

The EURO STOXX 50 Index is weighted by free float market capitalization.  Each component’s weight is capped at 10% of the EURO STOXX 50 Index’s total free float market capitalization.  Free float weights are reviewed quarterly and the EURO STOXX 50 Index composition is reviewed annually September.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization.  The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (TMI) Supersector index.  If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.  Any remaining stocks that are current EURO STOXX 50 Index components are added to the selection list.  The stocks on the selection list are ranked by free float market capitalization.  In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components.  Any remaining current components of the EURO STOXX 50 Index ranked between 41 and 60 are added as index components.  If the component number is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50 Index contains 50 stocks.

SX5E Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the SX5E
divisor of the SX5E

US3-24

The “free float market capitalization of the SX5E” is equal to the sum of the products of the market capitalization and free float factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions.

License Agreement with STOXX Limited

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to the HSBC USA Inc., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•     STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
•     The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
•     The accuracy or completeness of the EURO STOXX 50® Index and its data;
•     The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•     STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
•     Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC USA Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

US3-25

THE PHLX HOUSING SECTORSM INDEX

The disclosure relating to the PHLX Housing SectorSM Index contained on pages US3-26 through US3-29 relates only to the offering of notes linked to a Reference Asset that is or includes the PHLX Housing SectorSM Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the PHLX Housing SectorSM Index or any of the stocks or other securities comprising the PHLX Housing SectorSM Index.  All disclosures contained in this underlying supplement regarding the PHLX Housing SectorSM Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the PHLX Housing SectorSM Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the PHLX Housing SectorSM Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The PHLX Housing SectorSM Index

We have derived all information contained in this underlying supplement regarding the PHLX Housing SectorSM Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by The Nasdaq Stock Market, Inc. (“Nasdaq”).  We make no representation or warranty as to the accuracy or completeness of such information.  The PHLX Housing SectorSM Index is administered by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”).  Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the PHLX Housing SectorSM Index.

The PHLX Housing SectorSM Index is designed to track the performance of a set of companies whose primary lines of business are directly associated with the U.S. housing construction market (the “PHLX Component Securities”).  Currently, the PHLX Housing SectorSM Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers.  The PHLX Housing SectorSM Index is administered by Nasdaq and was set to an initial value of 250 on January 2, 2002.  Options commenced trading on the PHLX Housing SectorSM Index on July 17, 2002.

PHLX Housing SectorSM Index Composition and Maintenance

The PHLX Housing SectorSM Index is a modified capitalization-weighted index.  The value of the PHLX Housing SectorSM Index equals the aggregate value of the index share weights (also known as the Index Shares) of each of the PHLX Component Securities multiplied by each such security’s last sale price, and divided by the divisor of the PHLX Housing SectorSM Index.  The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for PHLX Housing SectorSM Index reporting purposes.  If trading in a PHLX Component Stock on its primary listing market is halted while the market is open, the most recent last sale price for that security is used for all PHLX Housing SectorSM Index computations until trading on such market resumes.  Likewise, the most recent last sale price is used if trading in a security is halted on its primary listing market before the market is open.

The formula for PHLX Housing SectorSM Index value is Aggregate Adjusted Market Value/Divisor:

where the divisor is (Market Value after Adjustments/Market Value before Adjustments) × Divisor before Adjustments

The PHLX Housing SectorSM Index is ordinarily calculated without regard to cash dividends on the PHLX Component Securities.

The PHLX Housing SectorSM Index is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET.  The closing value of the PHLX Housing SectorSM Index may change up until 17:15:00 ET due to corrections to the last sale price of the Index Securities.

Eligibility

PHLX Housing SectorSM Index eligibility is limited to specific security types only.  The security types eligible for the PHLX Housing SectorSM Index include common stocks, ordinary shares, shares of beneficial interest or limited partnership interests, and tracking stocks.  Security types not included in the PHLX Housing SectorSM Index are ADRs, closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units and other derivative securities.

Initial Security Eligibility Criteria (*)

To be included in the PHLX Housing SectorSM Index, a security must meet the following criteria:

•	a security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE Alternext US;

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•	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is associated with the U.S. housing construction market;

•	only one class of security per issuer is allowed;

•	the security must have a market capitalization of at least $100 million;

•	the security must have traded at least 1.5 million shares in each of the last six months;

•	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on a recognized market for at least 6 months; in the case of spin-offs, the operating history of the spin-off will be considered.

Component Replacement Criteria (*)

In the event that a security no longer meets the Continued Security Eligibility Criteria (as defined below), it will be replaced with a security that meets all of the Initial Security Eligibility Criteria and additional criteria which follows.  Securities eligible for inclusion will be ranked descending by market value, current price and greatest percentage price change over the previous six months.  The security with the highest overall ranking will be added to the index (if multiple securities have the same rank, the security with the largest market capitalization will rank higher)  provided that the index then meets the following criteria:

•
no single PHLX Component Security is greater than 20% of the weight of the PHLX Housing SectorSM Index and the top 5 PHLX Component Securities are not greater than 55% of the weight of the PHLX Housing SectorSM Index;

•	no more than 15% of the weight of the PHLX Housing SectorSM Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements.

In the event that the highest-ranking security does not permit the PHLX Housing SectorSM Index to meet the above criteria, the next highest-ranking security will be selected and the PHLX Housing SectorSM Index criteria will again be applied to determine eligibility.  The process will continue until a qualifying replacement security is selected.

Continued Security Eligibility Criteria (*)

To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:

•	the security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE Alternext US;

•	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the U.S. housing sector;

•	the security must have a market capitalization of at least $60 million;

•	the security may not be issued by an issuer currently in bankruptcy proceedings; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Continued Index Eligibility Criteria (*)

In addition to the security eligibility criteria, the PHLX Housing SectorSM Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

•
no single Index Security is greater than 25% of the weight of the PHLX Housing SectorSM Index and the top 5 PHLX Component Securities are not greater than 60% of the weight of the PHLX Housing SectorSM Index (measured semiannually the first trading day in January and July);

•	no more than 18% of the weight of the index is composed of non-U.S. PHLX Component Securities that are not subject to comprehensive surveillance agreements;

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•	the total number of PHLX Component Securities has not increased or decreased by 33.33% of the PHLX Housing SectorSM Index and in no event will be less than nine;

•	PHLX Component Securities representing at least 95% of the weight of the PHLX Housing SectorSM Index has a market capitalization of $75 million;

•
PHLX Component Securities representing at least 92% of the weight of the PHLX Housing SectorSM Index and at least 82% of the total number of PHLX Component Securities meet the security options eligibility rules;

•
PHLX Component Securities must have trading volume of at least 600,000 shares for each of the last 6 months except that for each of the lowest weighted PHLX Component Securities that in the aggregate account for no more than 5% of the weight of the PHLX Housing SectorSM Index, trading volume must be at least 500,000 shares for each of the last six months; and

•
the lesser of the 5 highest weighted PHLX Component Securities or the highest weighted PHLX Component Securities that in the aggregate represent at least 30% of the total number of PHLX Component Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past 6 months.

In the event the PHLX Housing SectorSM Index does not meet the criteria, the PHLX Housing SectorSM Index composition will be adjusted to ensure that the index meets the criteria.  PHLX Component Securities that contribute to the PHLX Housing SectorSM Index not meeting the eligibility criteria may be removed.  PHLX Component Securities may be added and/or replaced according to the component replacement rules to ensure compliance with the Continued Index Eligibility Criteria.

PHLX Housing SectorSM Index Maintenance

Changes in the price and/or Index Shares driven by corporate events such as stock dividends, splits, and certain spin-offs will be adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.00%, the change will be made as soon as practicable.  Otherwise, if the change in total shares outstanding is less than 10.00%, then all such changes are accumulated and made effective on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  The Index Shares are derived from the security’s total shares outstanding.  The Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.  In the case of a special cash dividend, a determination is made on an individual basis whether to make a change to the price of a PHLX Component Security in accordance with its index dividend policy.  If it is determined that a change will be made, it will become effective on the ex-date and advance notification will be made.

Ordinarily, whenever there is a change in Index Shares, a change in a PHLX Component Security or a change to the price of a PHLX Component Security due to spin-off, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the PHLX Housing SectorSM Index, which might otherwise be caused by any such change.  All changes are announced in advance and will be reflected in the PHLX Housing SectorSM Index prior to market open on the effective date.

Index Rebalancing

The PHLX Housing SectorSM Index employs a modified market capitalization-weighting methodology.  At each quarter, the PHLX Housing SectorSM Index is rebalanced such that the maximum weight of any PHLX Component Security will not exceed 15% and no more than 2 securities will be at the cap.  Any security then in excess of 8% will be capped at 8%.  The aggregate amount by which all securities over 15% and 8% is reduced will be redistributed proportionally across the remaining PHLX Component Securities.  After redistribution, if any other PHLX Component Security then exceeds 8%, the PHLX Component Security is set to 8% of the PHLX Housing SectorSM Index and the redistribution is repeated to derive the final weights.

The modified market capitalization-weighted methodology is applied to the capitalization of each PHLX Component Security, using the last sale price of the security at the close of trading on the first Friday in March, June, September, and December and after applying quarterly changes to the total shares outstanding.  Index Shares are then calculated multiplying the weight of the security by the new market value of the PHLX Housing SectorSM Index and dividing the modified market capitalization for each PHLX Component Security by its corresponding last sale price.  The changes become effective after trading on the third Friday in March, June, September, and December.

In administering the PHLX Housing SectorSM Index, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

License Agreement with the Corporations (as defined below)

“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by HSBC USA Inc.

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PHLX Housing SectorSM Index (HGX) (“Index”) is not sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”).  PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance.  PHLX’s only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee.  PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index.  PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Product.  PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index or Product.

US3-29

THE TOPIX® INDEX

The disclosure relating to the TOPIX® Index contained on pages US3-30 through US3-32 relates only to the offering of notes linked to a Reference Asset that is or includes the TOPIX® Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the TOPIX® Index or any of the stocks or other securities comprising the TOPIX® Index.  All disclosures contained in this underlying supplement regarding the TOPIX® Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the TOPIX® Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the TOPIX® Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The TOPIX® Index

We have derived all information relating to the TOPIX® Index including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  That information reflects the policies of and is subject to change by, the Tokyo Stock Exchange, Inc. (the “TSE”).  TSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the TOPIX® Index at any time.  We have not independently verified such information.  We have not confirmed the accuracy or completeness of the information derived from these public sources.

TSE publishes the TOPIX® Index

The TOPIX® Index was developed by the TSE.  The TSE is responsible for calculating and publishing the TOPIX® Index, and can add, delete or substitute the stocks underlying the TOPIX® Index or make other methodological changes that could change the value of the TOPIX® Index.  Publication of the TOPIX® Index began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968.

Calculation of the TOPIX® Index

The TOPIX® Index is computed and published every second via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

The component stocks of the TOPIX® Index consist of all domestic common stocks listed on the First Section of the TSE.  Additions to THE component stocks can occur as a result of assignments from the TSE Second Section and alteration of listing markets from the Mothers market of the TSE, with such changes taking effect one business day before the last business day of the month after such assignment or alternation, as applicable; (2) through the initial listing of a company (directly or via another stock exchange), with such changes taking effect one business day before the last business day of the month after such initial listing; or (3) through the initial listing of a new company created through, among other things, a stock swap, stock transfer or merger, with such changes taking effect one business day before the listing date.  Deletions of constituents are conducted due to (1) de-listing due to a stock-swap or the like when the surviving company re-lists with the TSE, with such changes taking effect one business day before the initial listing date of the new company (normally two business days after the de-listing date); (2) de-listing of a company for reasons other than a stock-swap or the like, with such changes taking effect one business day before the de-listing date; (3) designation of securities to be de-listed, with such changes taking effect three business days after such designation; or (4) reassignment of the listing to the Second Section of the TSE from the First Section of the TSE, with such changes taking effect one business day before such reassignment.

The TOPIX® Index is a free float-adjusted market capitalization-weighted index.

The TOPIX® Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth.  The TOPIX® Index is calculated by multiplying 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free-float adjusted common shares listed on the First Section of the TSE at the same instance) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the TOPIX® Index can be represented by the following formula:

Index =	Current Market Value	x 100
Base Market Value

US3-30

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX® Index.  Such factors include, without limitation:  new listings, delistings and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

Adjusted Market Value on Adjustment Date	=	(Adjusted Market Value on Adjustment Date ± Adjustment Amount)
Base Market Value before adjustment		Base Market Value after adjustment

Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TOPIX® Index multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,
New Base Market Value	=	Old Base Market Value x (Adjusted Market Value on Adjustment Date ± Adjustment Amount)
Adjusted Market Value on Adjustment Date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change.  As a result of such change affecting the Current Market Value or any stock underlying the TOPIX® Index, the Base Market Value is adjusted in such a way that the new value of the TOPIX® Index will equal the level of the TOPIX® Index immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

License Agreement with TSE:

HSBC or one of its affiliates has entered into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain securities, including the notes.  HSBC is not affiliated with the Tokyo Stock Exchange, Inc.; the only relationship between the Tokyo Stock Exchange, Inc. and HSBC is any licensing of the use of the TOPIX indices and trademarks relating to them.

The license agreement between the Tokyo Stock Exchange, Inc. and HSBC or one of its affiliates provides that the following disclaimer must be set forth herein:

(i)    The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TPX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

(ii)    The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

(iii)    The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

(iv)    The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein.  Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

(v)    No notes are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

(vi)    The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public.

(vii)    The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes for calculation of the TOPIX Index Value.

(viii)    Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

US3-31

“TOPIX®” and “TOPIX Index®” are trademarks of the Tokyo Stock Exchange, Inc. and prior to the settlement date we expect them to be licensed for use by HSBC or one of its affiliates.  The notes have not been and will not be passed on by the TSE as to their legality or suitability.  The notes will not be issued, endorsed, sold or promoted by the TSE.  THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

US3-32

THE NASDAQ-100 INDEX®

The disclosure relating to the NASDAQ-100 Index® contained on page US3-33 through US3-40 relates only to the offering of notes linked to a Reference Asset that is or includes the NASDAQ-100 Index®.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the NASDAQ-100 Index® or any of the stocks or other securities comprising the NASDAQ-100 Index®.  All disclosures contained in this underlying supplement regarding the NASDAQ-100 Index®, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the NASDAQ-100 Index® or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the NASDAQ-100 Index®.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The NASDAQ-100 Index®

We have derived all information regarding the NASDAQ-100 Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by The Nasdaq Stock Market, Inc. (“Nasdaq”).  We make no representation or warranty as to the accuracy or completeness of such information.  The NASDAQ-100 Index® was developed by Nasdaq and is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”).  Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the NASDAQ-100 Index®.

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of The NASDAQ Stock Market.  The NASDAQ-100 Index®, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00.  On January 1, 1994, the base index value was reset to 125.00.  Current information regarding the market value of the NASDAQ-100 Index® is available from Nasdaq as well as numerous market information services.  The NASDAQ-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

The NASDAQ-100 Index® share weights of the component securities of the NASDAQ-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing.  Accordingly, each underlying stock’s influence on the level of the NASDAQ- 100 Index® is directly proportional to the value of its NASDAQ-100 Index® share weight.

Calculation of the NASDAQ-100 Index®

At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index® value.  The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index® reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

US3-33

•
if the security is of a foreign issuer (a foreign issuer is determined based on its country of organization), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ-100 Index® eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•
the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•
if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index® by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process described below;

•
if the security is of a foreign issuer, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end.  In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These NASDAQ-100 Index® eligibility criteria may be revised from time to time by Nasdaq without regard to the notes.

Annual Ranking Review

The NASDAQ-100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”).  Securities listed on The NASDAQ Stock Market which meet the applicable eligibility criteria are ranked by market value.  NASDAQ-100 Index® -eligible securities which are already in the NASDAQ-100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®.  A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are those NASDAQ-100 Index® -eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the

US3-34

year, a NASDAQ-100 Index® security is determined by Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index® and meeting the NASDAQ-100 Index® eligibility criteria listed above.

Index Maintenance

In addition to the Ranking Review, the securities in the NASDAQ-100 Index® are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions.  Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes.  If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action.  Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.  In either case, the NASDAQ-100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ-100 Index® securities.  Ordinarily, whenever there is a change in the NASDAQ-100 Index® share weights, a change in a component security included in the NASDAQ-100 Index®, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® which might otherwise be caused by any of those changes.  All changes will be announced in advance and will be reflected in the NASDAQ-100 Index® prior to market open on the effective date of such changes.

Index Rebalancing

The NASDAQ-100 Index® is calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting.  This methodology is expected to:  (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index® by a few large stocks); (3) reduce NASDAQ-100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures, the NASDAQ-100 Index® securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1.0%).

This quarterly examination will result in a NASDAQ-100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met:  (1) the current weight of the single largest market capitalization component security must be less than or equal to 24.0% and (2) the “collective weight” of those component securities the individual current weights of which are in excess of 4.5%, when added together, must be less than or equal to 48.0%.  In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index®.

If either one or both of these weight distribution requirements are not met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed.  First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest component security to be set to 20.0%.  Second, relating to weight distribution requirement (2) above, for those component securities the individual current weights or adjusted weights in accordance with the preceding step of which are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner.  In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%.  The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the component security in the ranking, the less the scale-up of its weight.  This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%.  The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

US3-35

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the NASDAQ-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the Tuesday in the week immediately preceding the week of the third Friday in March, June, September and December.  Changes to the NASDAQ-100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the NASDAQ-100 Index® divisor will be made to ensure continuity of the NASDAQ-100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index® share weights.  However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities.  In those instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance.  The Corporations’ only relationship to HSBC Bank plc (Licensee) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, and Nasdaq trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s).  Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®.  The Corporations are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

US3-36

S&P BRIC 40 INDEX

The disclosure relating to the S&P BRIC 40 Index contained on pages US3-37 through US3-39 relates only to the offering of notes linked to a Reference Asset that is or includes the S&P 500® Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the S&P BRIC 40 Index or any of the stocks or other securities comprising the S&P BRIC 40 Index.  All disclosures contained in this underlying supplement regarding the S&P BRIC 40  Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the S&P BRIC 40 Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the S&P BRIC 40 Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The S&P BRIC 40 Index

We have derived all information contained in this product underlying supplement regarding the S&P BRIC 40 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services llc, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).  We make no representation or warranty as to the accuracy or completeness of such information.  The S&P BRIC 40 Index was developed by S&P and is calculated, maintained and published by S&P.  S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P BRIC 40 Index.

The S&P BRIC 40 Index (Bloomberg, L.P. index symbol “SBR”) is designed to provide exposure to 40 leading companies in Brazil, Russia, India and China through liquid stocks trading on developed market exchanges (specifically, the Hong Kong Stock Exchange, the London Stock Exchange, Nasdaq and NYSE Euronext).  Publication of the S&P BRIC 40 Index began in June 2006, based on an initial value of 874.48 that was set on February 2, 2004.

The S&P BRIC 40 Index employs a modified market capitalization weighting scheme.  All constituent companies must be members of the S&P/IFC Investable (S&P/IFCI) index series for Brazil, Russia, India and China (the “BRIC Countries”).  The S&P/IFCI indices measure the returns of emerging market stocks that are legally and practically available to foreign investors.  Constituents for the S&P/IFCI series are chosen based on size, liquidity, and their legal and practical availability to foreign institutional investors.  The S&P/IFCI indices are calculated on a daily basis for each country.

All constituents of the S&P/IFCI country indices for the BRIC Countries comprise the initial selection universe.  All companies that do not have a developed market listing are removed.  Average three-month daily value traded (“liquidity”) and float-adjusted market capitalization (“market cap”), as of the reference date, are measured.  All stocks with a market cap of less than US$1 billion (the “Market Cap Threshold”) and/or liquidity of less than US$5 million (the “Liquidity Threshold”) are removed.  If a company has multiple share classes, the share class with the lower liquidity is removed.  The remaining stocks are sorted in decreasing order of their market cap, and the top 40 become S&P BRIC 40 Index members.  In the rare event that fewer than 40 stocks qualify for inclusion, S&P may modify the criteria to include multiple share classes or reduce the market cap limit, in that order.

The pricing of the S&P BRIC 40 Index members is taken from the stocks included in the S&P BRIC 40 Index—specifically their developed market listing.  If a single stock is trading in multiple developed markets, only the listing from the market with most liquidity is considered.  The price of each stock used in the daily S&P BRIC 40 Index level computation is the closing price from its respective exchange.  All calculations are made in U.S. dollars.  The S&P BRIC 40 Index is calculated in U.S. dollars, with Reuters/WM London closing fix being used to convert the local market prices to U.S. dollars.

S&P BRIC 40 Index Calculation

Once the constituent companies are identified, S&P utilizes a modified market capitalization weighing scheme to determine the composition of the S&P BRIC 40 Index.  At rebalancing, the starting weight of each stock is proportional to its available market capitalization, which accounts for available float and investment restrictions for foreign investors.  The methodology stipulates that, at rebalancing, no stock can have a weight of more than 10% in the S&P BRIC 40 Index and the minimum initial portfolio size that can be turned over in a single day (based on recent trading volumes) cannot be lower than US$600 million.  Modifications are made to market cap weights, if required, to reflect available float, reduce single stock concentration and enhance index basket liquidity.

US3-37

S&P BRIC 40 Index Maintenance

The S&P BRIC 40 Index is rebalanced once a year in December.  The annual rebalancing of the S&P BRIC 40 Index will be effective after the market close on the third Friday of December.  The reference date for the data used in the review will be the third Friday of November.  In addition to the annual rebalancing, there will be a mid-year review.  A semi-annual rebalancing will occur only if three of the biggest 30 stocks from the eligible universe are not in the S&P BRIC 40 Index at the mid-year review.  There will not be a semi-annual rebalancing in years when this condition is not satisfied.  No companies are added between rebalancings, but a company can be deleted during that time due to corporate events such as mergers, acquisitions, takeovers or delistings.  The reference date for the data used in the mid-year review will be mid-May, with a mid-year rebalancing being made, if necessary, after the market close on the third Friday of June.

The S&P BRIC 40 Index Committee maintains the S&P BRIC 40 Index, meeting as often as needed.  The S&P BRIC 40 Index Committee members are full-time professionals of the S&P staff.  At each meeting, the S&P BRIC 40 Index Committee reviews pending corporate actions that may affect S&P BRIC 40 Index constituents, statistics comparing the composition of the indices to the market and any significant market events.  In addition, the S&P BRIC 40 Index Committee may revise the S&P BRIC 40 Index policy covering rules for selecting companies, share counts, the Liquidity Threshold, the Market Cap Threshold, basket liquidity and maximum weight or other matters.  S&P considers information about changes to its indices and related matters to be potentially market-moving and material.  Therefore, all S&P BRIC 40 Index Committee discussions are confidential.

The table below summarizes the types of S&P BRIC 40 Index maintenance adjustments and indicates whether or not an S&P BRIC 40 Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Spin-Off
No weight change.  The price is adjusted to Price of Parent Company minus (Price of Spin-off company/Share Exchange Ratio).  S&P BRIC 40 Index shares change so that the company’s weight remains the same as its weight before the spin-off.
No

Rights Offering
The price is adjusted thus:  ([Ratio Received * Rights Price] + [Ratio Held * Close Price]) / ([Ratio Received + Ratio Held] * Close Price).  S&P BRIC 40 Index Shares are changed correspondingly so that there is no change in weight.
No

Stock Split	S&P BRIC 40 Index Shares are multiplied by and price is divided by the split factor.	No

Share Issuance or Reduction	None	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before ex-date.	Yes

Delisting	The stock is removed. No replacements are made.	Yes

Merger or Acquisition
If the surviving company is already an index member, it is retained in the index.  If the surviving company does not belong to one of the BRIC countries or maintain the exchange listing included in the S&P BRIC 40 Index, it is removed.  An announcement will be made in other cases.
Yes, if there is a removal.

License Agreement with Standard & Poor’s Financial Services llc (“S&P”)

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the notes.

US3-38

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P Bric 40 Index to track general stock market performance.  S&P’s and it third party licensors only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and its third party licensors and of the S&P Bric 40 Index which is determined, composed and calculated by S&P without regard to the Licensee or the notes.  S&P and its third party licensors have no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the S&P Indices.  S&P and its third party licensors are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes is to be converted into cash.  S&P and its third party licensors have no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P NOR ITS THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, DELAYS OR INTERRUPTIONS THEREIN.  S&P AND ITS THIRD PARTIES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN.  S&P AND ITS THIRD PARTY LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

US3-39

THE NIKKEI 225 INDEX

The disclosure relating to the Nikkei 225 Index contained on pages US3-40 through US3-41 relates only to the offering of notes linked to a Reference Asset that is or includes the Nikkei 225 Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the Nikkei 225 Index or any of the stocks or other securities comprising the Nikkei 225 Index.  All disclosures contained in this underlying supplement regarding the Nikkei 225 Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Nikkei 225 Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the Nikkei 225 Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The Nikkei 225 Index

We have derived all information regarding the Nikkei 225 Index contained in this underlying supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by Nikkei Inc. The Nikkei 225 Index was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. We make no representation or warranty as to the accuracy or completeness of such information.  Nikkei Inc. and Nikkei Digital Media, Inc. have no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index, as of the date of this underlying supplement, is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories:  Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.  These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”).  The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened.  The Divisor was 24.656 as of April 2, 2009 and is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50.  The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE).  The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index.  Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.  As a result of such change affecting any Nikkei Underlying

US3-40

Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks:  (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section.  In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion.  Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria.  In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Nikkei Underlying Stocks.  In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index.  Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

Property Rights and  Disclaimers

The Nikkei Stock Average is an intellectual property of Nikkei Inc. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225 Index.  Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively “Nikkei Index Sponsor”.

The notes are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor.  The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei 225 Index or the figure as which the Nikkei 225 Index stands at any particular day or otherwise.  The Nikkei 225 Index is compiled and calculated solely by the Index Sponsor.  However, the Index Sponsor shall not be liable to any person for any error in the Nikkei 225 Index and the Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the notes, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225 Index.

US3-41

THE FTSE™ 100 INDEX

The disclosure relating to the FTSETM 100 Index contained on pages US3-42 through US3-43 relates only to the offering of notes linked to a Reference Asset that is or includes the FTSETM 100 Index.

This underlying supplement is not an offer to sell and it is not an offer to buy interests in the FTSETM 100 Index or any of the stocks or other securities comprising the FTSETM 100 Index.  All disclosures contained in this underlying supplement regarding the FTSETM 100 Index, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information.  Neither HSBC USA Inc. nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the FTSETM 100 Index or any other constituent included in any Reference Asset contained in this underlying supplement.  You should make your own investigation into the FTSETM 100 Index.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the prospectus supplement dated April 9, 2009.

The FTSETM 100 Index

We have derived all information regarding the FTSETM 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by FTSE Group (“FTSE”), an independent company jointly owned by the London Stock Exchange plc (the “LSE”) and The Financial Times Limited (“FT”).  FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the FTSETM 100 Index at any time.  We have not independently verified such information.  We have not confirmed the accuracy or completeness of the information derived from these public sources.

FTSE publishes the FTSETM 100 Index

The FTSETM 100 Index is a market-capitalization weighted index calculated, published and disseminated by FTSE, an independent company jointly owned by the LSE and FT.  The FTSETM 100 Index measures the composite performance of the 100 largest UK-domiciled blue chip companies which pass screening for size and liquidity traded on the LSE.  As of May 28, 2010, the FTSETM 100 Index  represents approximately 85.18% of the UK’s market capitalization and 7.84% of the world’s equity market capitalization.  The FTSETM 100 Index was launched on January 3, 1984 and has a base date of December 30, 1983.

The FTSETM 100 Index is calculated by (i) multiplying the per share price of each stock included in the FTSETM 100 Index by the number of outstanding shares and by the free float factor applicable to such stock, (ii) calculating the sum of all these products (such sum referred to hereinafter as the “FTSE Aggregate Market Value”) as of the starting date of the FTSETM 100 Index and (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the total issued share capital of the FTSETM 100 Index on the base date and which can be adjusted to allow changes in the issued share capital of individual underlying stocks (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the FTSETM 100 Index .  Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSETM 100 Index than will movements in share prices of companies with relatively smaller market capitalization.

The 100 stocks included in the FTSETM 100 Index (the “FTSETM 100 Index Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days.  The FTSETM 100 Index Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value.  A list of the issuers of the FTSETM 100 Index Underlying Stocks is available from FTSE.  The FTSETM 100 Index is reviewed quarterly by the FTSE Europe/Middle East/Africa Regional Committee (the “Committee”) in order to maintain continuity in the level.  The FTSETM 100 Index Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSETM 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Chairman and Deputy Chairman of the Committee (or their nominated deputies), to be a viable component of the FTSETM 100 Index .  To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market value.

License Agreement with FTSETM 100 Index

HSBC or one of its affiliates has entered into a non-exclusive license agreement with FTSE, whereby HSBC and its affiliates and subsidiary companies and certain of its affiliates, in exchange for a fee, will be permitted to use the FTSETM 100 Index , which is owned and published by FTSE, in connection with certain products, including the notes.

US3-42

Neither FTSE, the LSE nor FT makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the FTSETM 100 Index to track general stock market performance.  FTSE, the LSE, and FT’s only relationship with HSBC is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes.  FTSE, the LSE and FT have no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or calculating the FTSETM 100 Index Neither FTSE nor the LSE nor FT is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes.  Neither FTSE nor the LSE nor FT has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE, the LSE or FT, and neither FTSE, the LSE nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSETM 100 Index and/or the figure at which the said Component stands at any particular time on any particular day or otherwise.  The FTSETM 100 Index is compiled and calculated by FTSE.  However, neither FTSE, the LSE nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSETM 100 Index and neither FTSE nor the LSE nor FT shall be under any obligation to advise any person of any error therein.

“FTSE®”, “FTSETM”, “FT-SE®” and “Footsie®” are trade marks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.  “All-World”, “All-Share” and “All-Small” are trade marks of FTSE International Limited.

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OTHER COMPONENTS

If the Reference Asset includes a basket component not described in this underlying supplement, the relevant free writing prospectus or pricing supplement or a separate underlying supplement will provide additional information relating to such basket component.

ADDITIONAL TERMS OF THE NOTES

Discontinuance or Modification of an Index

If the reference sponsor (as defined below) of an index discontinues publication of or otherwise fails to publish such index on any day on which such index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be such index for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If such index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level for such index using the same general methodology previously used by such reference sponsor.  The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that such index or a successor index is available.  In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating an index or a successor index, or the level thereof, is changed in a material respect, or if an index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of such index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made.  In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, if the publication of an index is discontinued, it may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means:

•	with respect to the S&P 500® Index, Standard and Poor’s Financial Services llc, a subsidiary of The McGraw-Hill Companies, Inc.;
•	with respect to the Russell 2000® Index, Russell Investment Group;
•	with respect to the Dow Jones Industrial AverageSM, Dow Jones & Company, Inc.;
•	with respect to the Hang Seng China Enterprises Index®, Hang Seng Indexes Company Limited, a wholly owned subsidiary of Hang Seng Bank;
•	with respect to the Hang Seng® Index, Hang Seng Indexes Company Limited, a wholly owned subsidiary of Hang Seng Bank;
•	with respect to the Korea Stock Price Index 200, the Korea Exchange;
•	with respect to the MSCI Singapore IndexSM, MSCI Inc.;
•	with respect to the MSCI Taiwan IndexSM; MSCI Inc.;
•	with respect to the EURO STOXX 50® Index, STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG;
•	with respect to the PHLX Housing SectorSM Index, The NASDAQ OMX Group, Inc.;
•	with respect to the TOPIX® Index, the Tokyo Stock Exchange, Inc.;
•	with respect to the NASDAQ-100 Index®, The NASDAQ OMX Group, Inc.;
•	with respect to the S&P BRIC 40 Index, Standard and Poor’s Financial Services llc, a subsidiary of The McGraw-Hill Companies, Inc.;
•	with respect to the Nikkei 225 Index, Nikkei Inc. together with Nikkei Digital Media Inc.;
•	with respect to the FTSE™ 100 Index, FTSE Group;
•	with respect to the MSCI EAFE® Index, MSCI Inc.; and
•	with respect to the MSCI Emerging Markets Index, MSCI Inc.

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Market Disruption Event

“Market disruption event” with respect to an index that tracks the performance of equity securities, which we refer to as an “equity index,” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)  any suspension of or limitation imposed on trading by any relevant exchange or related exchanges or otherwise, (A) relating to any stocks or other securities included in such index then constituting 20% or more of the level of such index; or (B) in futures or options contracts relating to such index on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, any stocks or other securities included in such index then constituting 20% or more of the level of such index; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to such index on any applicable related exchange; or

(iii)  the closure, on any scheduled trading day, of any relevant exchange or any related exchange relating to any stocks or other securities included in such index then constituting 20% or more of the level of such index prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for an index means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided HSBC has determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) and where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such index.

“Relevant exchange” for an index means the primary exchange or quotation system for any stock or other security then included in such index.

“Scheduled closing time” for an index means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for any index means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

Valuation Dates

For notes where the Reference Asset is an equity index:

If any date on which the valuation of an equity index is to be determined (a “valuation date”) as set forth in the relevant free writing prospectus or pricing supplement is not a scheduled trading day, then such valuation date will be the next succeeding day that is a scheduled trading day.  If a market disruption event (as defined above) exists on a valuation date, then such valuation date will be the next scheduled trading day for which there is no market disruption event.  If such market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the valuation date and the calculation agent will determine, in its discretion, the index ending level on that date by means of the formula for, and method of calculating of, the index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in the index (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in the index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security).  If a valuation date is postponed, then each subsequent valuation date will also be postponed by an equal number of scheduled trading days.  If the final valuation date is postponed, then the maturity date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

For notes where the Reference Asset is a basket of equity indices:

If a valuation date as set forth in the relevant free writing prospectus or pricing supplement is not a scheduled trading day for an index, then such valuation date for such index will be the next succeeding day that is a scheduled trading day for such index.  For each index that makes up the Reference Asset, the calculation agent will determine whether a market disruption event exists on a valuation date, with respect to such index independent from other indices, therefore a market disruption event may exist for certain indices and not exist for other indices.  If a market disruption event (as defined above) exists for an index on a valuation date, then such valuation date for such index, as applicable, will be the next scheduled trading day for which there is no market disruption event for index.  If such market disruption event continues for five consecutive scheduled trading days, then that fifth

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scheduled trading day will nonetheless be the valuation date for such index, as applicable, and the index ending level with respect to such index will be determined by means of the formula for and method of calculating such index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in such index (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in such index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security).  If a valuation date is postponed for an index, then each subsequent valuation date for such index will also be postponed by an equal number of scheduled trading days.  For the avoidance of doubt, if no market disruption event exists with respect to an index on the originally scheduled valuation date, the determination of such index’s index ending level will be made on the originally scheduled valuation date, irrespective of the existence of a market disruption event with respect to any other index.  If the final valuation date for any index is postponed, then the maturity date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

For notes where the Reference Asset includes any basket component that is not an equity index:

The relevant free writing prospectus or pricing supplement, the relevant product supplement, if applicable, or another underlying supplement will set forth the mechanism for determining the value of the Reference Asset on a valuation date in the event of a market disruption event.

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